EXHIBIT 99.2

For Immediate Release
December 3, 2007

For Further Information Contact:
Thomas B. Olson, Vice President & Secretary
(303) 796-8940

CHINA NUVO SOLAR APPOINTS TWO NEW DIRECTORS

West Palm Beach, Florida – China Nuvo Solar Energy, Inc. (the “Company” or “China Nuvo”) (OTCBB: CNUV) announced today that it has appointed Mr. Richard W. Perkins and Mr. Christopher T. Dahl to its board of directors.

Mr. Perkins, who has over 50 years experience in the investment business, has been President and Investment Manager for Perkins Capital Management since October 1994.  Perkins Capital Management, with assets under management exceeding $248 million, is a registered investment advisor with significant experience in individual and institutional capital management including working directly with the public markets emphasizing the micro-cap sector.  Mr. Perkins is also a director of several public companies including: Synovis Life Technologies, Inc., Nortech Systems, Inc., Lifecore Biomedical, Inc., and Vital Images, Inc.

Mr. Dahl is presently the President and owner of CTD Properties, a privately-held company that manages various investments including real estate ownership and development.  Mr. Dahl, who was the founder and President of Children’s Broadcasting Corp., has significant past experience in the media industry including executive management and board of director positions with publicly-traded companies that owned and operated radio stations and provided public media content.

“The addition of both Mr. Perkins and Mr. Dahl provides China Nuvo with immediate top-level experience in both business operations and public markets exposure,” commented China Nuvo President, Henry Fong.  “As we work to implement our business plan to develop and commercialize China Nuvo’s unique solar technology, the depth and breadth of experience these gentlemen provide to our board of directors will immediately strengthen the China Nuvo team as we move into an exciting and fast developing time for our Company.”

China Nuvo Solar Energy, Inc. is a development stage company that has acquired a license for exclusive worldwide rights to a unique solar cell technology.
This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations as to future events. However, the forward-looking events and circumstances discussed in this press release might not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.
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